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                                                                   EXHIBIT 21.01

                         SUBSIDIARIES OF THE REGISTRANT

1. Vivid Technologies UK Ltd., a corporation formed under the laws of the United Kingdom.

2. Vivid Foreign Sales Corporation, a corporation formed under the laws of the United States Virgin Islands.

3. Vivid Securities Corp., a corporation formed under the laws of the Commonwealth of Massachusetts.